Exhibit 10.16
                               May 10, 2001


Mr. Dennis L. Yakobson
President and Chief Executive Officer
Rentech, Inc.
1331 17th Street, Suite 720
Denver, CO 80202

Dear Dennis:

     This letter confirms our understanding that Rentech, Inc. ("Rentech" or the "Company") has engaged Petrie Parkman & Co., Inc. ("Petrie Parkman") as its exclusive financial advisor to render financial advisory and investment banking services to the Company in connection with a possible financing of the Company through the sale of equity securities (including any class of common stock or securities convertible into or exchangeable for any class of common stock) of Rentech or its affiliates or successors in a private placement (the "Placement").

Services
     In connection with its role as financial advisor and as part of its efforts to help Rentech achieve its corporate objectives, Petrie
Parkman will be available to:

1. Meet with Rentech management to develop an understanding of the Company's strategic objectives;

2. Meet with the management and any consultants, as appropriate, to allow Petrie Parkman to gain a thorough understanding of the Company's assets;

3. Assist Rentech in the preparation of marketing and disclosure materials;

4. Assist the Company in preparing for meetings with potential investors;

5. Advise and assist Rentech in the course of its negotiation and closing of a Placement; and

6. Prepare and deliver presentations to the Company's Board of Directors regarding a possible Placement.

Fee Structure
     In consideration for our role as financial advisor, the Company agrees to compensate Petrie Parkman as follows:

     If while this engagement is in effect or within twelve months following the termination of this agreement, the Company has entered into a letter of intent or a definitive agreement or is engaged in substantive negotiations, any of which lead to a Placement, the Company agrees to pay Petrie Parkman, at closing, a fee equal to 2.5% of the gross proceeds received from the Placement (the "Transaction Fee")

     The Company also agrees to reimburse Petrie Parkman for its out-of-pocket expenses related to this assignment, including fees and expenses of counsel.

Coordination
     In order to coordinate efforts of the Company and Petrie Parkman to effect the Placement in the most professional and efficient manner possible, during the period of Petrie Parkman's engagement, neither the Company nor its management will initiate any discussion with potential investors without the prior knowledge of Petrie Parkman. In the event that the Company or its management receives any inquiry or are otherwise aware of the interest of any third party concerning a purchase of equity pursuant to the Placement, they will promptly inform Petrie Parkman of such inquiry.

Confidential Information
     Petrie Parkman acknowledges that it will be provided with certain confidential information regarding the Company (the "Confidential Information") and that it will not use the Confidential Information except as may be necessary in connection with rendering its services as financial advisor to the Company or as may be required by law.

Indemnification
     Since Petrie Parkman will be acting on behalf of the Company in connection with its engagement hereunder, the Company and Petrie Parkman have entered into a separate letter agreement, dated the date hereof, providing for the indemnification by the Company of Petrie Parkman and certain related entities.

Termination
     It is understood that our services may be terminated with or without cause by us or by you upon notice to the other party at any time and without liability or continuing obligation to us or to you (except for any compensation earned pursuant to the fee structure described above, and any expenses incurred by us up to the date of termination as described above). Notwithstanding the foregoing, the indemnity provisions of this agreement shall remain operative regardless of any such termination.

    If the foregoing is in accordance with your understanding, I would appreciate you signing and returning to us the enclosed duplicate of this letter.

     We sincerely look forward to working with you on this assignment.

                                Very truly yours,

                                PETRIE PARKMAN & CO., INC.


                                By:  M.E. Bock
AGREED TO:

RENTECH, INC.


By:  Dennis L. Yakobson

May 10, 2001


Petrie Parkman & Co., Inc.
475 17th Street
Denver, CO 80202

Gentlemen:

     In connection with your engagement to advise and assist us pursuant to the engagement letter dated hereof (the "Agreement"), Rentech, Inc. (the "Company") hereby agrees to indemnify and hold harmless Petrie Parkman & Co., Inc. ("Petrie Parkman"), which for purposes of this agreement includes its affiliates, the respective directors, officers, partners, agents and employees of Petrie Parkman and its affiliates and each controlling person (as such term is defined under the Securities Act of 1933, as amended), to the full extent lawful, from and against all losses, claims, damages, liabilities, joint or several (and all actions, claims, proceedings and investigations in respect thereof), and expenses incurred by them (including fees and disbursements of counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted to be taken by Petrie Parkman with our consent or in conformity with our actions or omissions or (B) are otherwise related to or arise out of Petrie Parkman's activities on our behalf under Petrie Parkman's engagement, and we will reimburse Petrie Parkman for all expenses (including fees and disbursements of counsel) as they are incurred by Petrie Parkman in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Petrie Parkman is a party. We will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted primarily from the bad faith or gross negligence of the person seeking indemnification hereunder. We also agree that Petrie Parkman shall not have any liability to us for or in connection with such engagement except for such liability for losses, claims, damages, liabilities or expenses incurred by us which is finally judicially determined to have resulted primarily from Petrie Parkman's bad faith or gross negligence. If for any reason the foregoing indemnification (including the reimbursement provisions described above) or exculpation is unavailable to Petrie Parkman or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Petrie Parkman as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received (or anticipated to be received) by the Company on the one hand and Petrie Parkman on the other hand but also the relative fault of the Company and Petrie Parkman as well as any relevant equitable considerations, provided, that in no event will Petrie Parkman's aggregate contribution hereunder exceed the amount of fees actually paid to Petrie Parkman in respect of the subject matter of such loss, claim, damage or liability pursuant to the Agreement. The indemnity, exculpation, reimbursement and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall survive any termination of the Agreement and shall be binding upon and extend to the benefit of any successors, assigns, heirs and personal representatives of the Company and Petrie Parkman. If any action, claim, proceeding or investigation is instituted or threatened against Petrie Parkman in respect of which indemnity may be sought against the Company hereunder, Petrie Parkman shall promptly notify the Company thereof in writing, but the omission to so notify the Company shall not relieve the Company from any obligation or liability that the Company may have to Petrie Parkman under this letter or otherwise. Petrie Parkman will have the right to retain counsel of its choice to represent Petrie Parkman in connection with any such action, claim, proceeding or investigation, provided that such counsel shall be reasonably satisfactory to the Company. Notwithstanding anything to the contrary above, Petrie Parkman shall not have any obligation to provide notice to the Company as to any action, claim, proceeding or investigation in which the Company is named a defendant. We also agree that we will not, without the prior written consent of Petrie Parkman, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Petrie Parkman is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Petrie Parkman from all liability arising out of such claim, action, suit or proceeding. We hereby consent to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against Petrie Parkman or any other indemnified person.

     It is understood that, in connection with Petrie Parkman's above-mentioned engagement, Petrie Parkman may also be engaged to act for us in one or more additional capacities, and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. This indemnification shall apply to the original engagement, any such additional engagement and any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of Petrie Parkman's engagement(s).

We further understand that if Petrie Parkman is asked to act for us in any other formal capacity, such further action may be subject to a separate agreement containing provisions and terms to be mutually agreed upon.

                                Very truly yours,
                                RENTECH, INC.

                            By: Dennis L. Yakobson

Agreed to and Accepted:
PETRIE PARKMAN & CO., INC.

      /s/ M.E. Bock
By: M.E. Bock